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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-08181) pertaining to the Maxtor Corporation 1996 Stock Option Plan of Maxtor Corporation of our report dated April 25, 1996, except for the first paragraph of the "Subsequent Event" note as to which the date is July 24, 1998, with respect to the consolidated financial statements and schedule of Maxtor Corporation (a wholly-owned subsidiary of Hyundai Electronics America) for the year ended March 30, 1996 included in the Annual Report (Form 10-K/A ) for the year ended December 27, 1997.

                               ERNST & YOUNG, LLP

San Jose, California
July 27, 1998